Exhibit 99.1

Natera Reports Fourth Quarter and Full Year 2023 Financial Results

AUSTIN, Texas, February 28, 2024 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a global leader in cell-free DNA testing, today reported its financial results for the fourth quarter and year ended December 31, 2023.

Recent Strategic and Financial Highlights

●	Generated total revenues of $311.1 million in the fourth quarter of 2023, compared to $217.3 million in the fourth quarter of 2022, an increase of 43.2%. Product revenues grew 44.3% over the same period.

●	Generated total revenues of $1,082.6 million in the full year 2023 compared to $820.2 million in 2022, an increase of 32.0%. Product revenues grew 34.0% over the same period.
●	Generated gross margins of 51.4% in the fourth quarter of 2023, compared to gross margins of 41.4% in the fourth quarter of 2022.

●	Processed approximately 2,496,100 tests in the full year 2023, compared to approximately 2,066,500 tests in 2022, an increase of 20.8%.

●	Performed approximately 97,500 oncology tests in the fourth quarter of 2023, compared to approximately 64,000 in the fourth quarter of 2022, an increase of 52.3%.

●	Performed approximately 340,700 oncology tests in the full year 2023, compared to approximately 196,400 in 2022, an increase of 73.5%.

●	Guiding 2024 total revenue of $1.32 billion-$1.35 billion, gross margin of 50% to 53%, and reiterating expectations to achieve a cash flow breakeven quarter in 2024.

●	Acquired Invitae’s reproductive health assets.

●	Received Medicare Coverage for Signatera in two new indications, ovarian cancer and neoadjuvant breast cancer.

“We are really pleased with our performance in the quarter and with the continued positive impact we make on patient care,” said Steve Chapman, chief executive officer of Natera. “We believe we are in an excellent position to continue this momentum into 2024.”

Fourth Quarter and Year Ended December 31, 2023 Financial Results

Total revenues were $311.1 million in the fourth quarter of 2023 compared to $217.3 million in the fourth quarter of 2022, an increase of 43.2%. The increase in total revenues was driven primarily by a 44.3% increase in product revenues, which were $307.3 million in the fourth quarter of 2023 compared to $212.9 million in the fourth quarter of 2022. The increase in product revenues was driven by average selling price improvements as well as an increase in test volumes. Natera processed approximately 626,800 tests in the fourth quarter of 2023, including approximately 610,100 tests accessioned in its laboratory, compared to approximately 559,700 tests processed, including approximately 543,900 tests accessioned in its laboratory, in the fourth quarter of 2022.

In the fourth quarter of 2023, Natera recognized revenue on approximately 619,800 tests for which results were reported to customers in the period (tests reported), including approximately 604,200 tests reported from its laboratory, compared to approximately 519,200 tests reported, including approximately 504,500 tests reported from its laboratory, in the fourth quarter of 2022, an overall increase of 19.4% from the prior period.

Total revenues in 2023 were approximately $1,082.6 million compared to $820.2 million in 2022, which represents an increase of 32.0%. The increase in total revenues was driven primarily by a 34.0% increase in product revenues, which were $1,068.5 million in the full year 2023 compared to $797.3 million in 2022. The increase in product revenues was driven by an increase in test volumes as well as average selling price improvements compared to 2022. For the full year 2023, Natera processed approximately 2,496,100 tests, including approximately 2,426,500 tests accessioned in its laboratory, compared to approximately 2,066,500 tests processed in 2022, including approximately 2,004,000 tests accessioned in its laboratory.

For the full year 2023, Natera recognized revenue on approximately 2,388,200 tests reported, including approximately 2,323,400 tests reported from its laboratory, compared to approximately 1,919,600 tests reported, including approximately 1,861,000 tests reported from its laboratory, in 2022, an overall increase of 24.4%.

Gross profit* for the three months ended December 31, 2023 and 2022 was $159.9 million and $90.0 million, respectively, representing a gross margin of 51.4% and 41.4%, respectively. Gross profit for the year ended December 31, 2023 and 2022 was $492.7 million and $364.0 million, respectively, representing a gross margin of 45.5% and 44.4%, respectively. Natera had higher gross margin in the fourth quarter of 2023 and for the full year 2023 primarily as a result of higher revenues and continuous progress in reducing cost of goods sold associated with tests processed. Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the fourth quarter of 2023 were $244.4 million, compared to $231.7 million in the same period of the prior year, an increase of 5.5%. Total operating expenses for the full year 2023 were $939.0 million, compared to $905.0 million in 2022, an increase of 3.8%. The increases for both periods were primarily driven by headcount growth to support new product offerings.

Loss from operations for the fourth quarter of 2023 was $84.5 million compared to $141.8 million for the same period of the prior year. Loss from operations for the full year 2023 was $446.2 million compared to $541.0 million in 2022.

Natera reported a net loss for the fourth quarter of 2023 of $78.0 million, or ($0.65) per diluted share, compared to a net loss of $142.6 million, or ($1.37) per diluted share, for the same period in 2022. Weighted average shares outstanding were approximately 119.3 million in the fourth quarter of 2023 compared to 104.3 million in the fourth quarter of the prior year. Natera’s net loss for the full year 2023 was $434.8 million, or ($3.78) per diluted share, compared to a net loss of $547.8 million, or ($5.57) per diluted share, in 2022. Weighted average shares outstanding were 115.0 million in 2023 compared to 98.4 million in 2022.

At December 31, 2023, Natera held approximately $879.0 million in cash, cash equivalents, short-term investments and restricted cash, compared to $898.4 million as of December 31, 2022. As of December 31, 2023, Natera had a total outstanding debt balance of $363.3 million, comprised of $80.4 million including accrued interest under its line of credit with UBS at a variable interest rate of 30-day SOFR plus 50 bps and a net carrying amount of $282.9 million under its seven-year convertible senior notes issued in April 2020. The gross principal balance outstanding for the convertible senior notes was $287.5 million as of December 31, 2023.

Financial Outlook

Natera anticipates 2024 total revenue of $1.32 billion to $1.35 billion; 2024 gross margin to be approximately 50% to 53% of revenues; selling, general and administrative costs to be approximately $630 million to $650 million; research and development costs to be $325 million to $345 million, and net cash consumption to be $50 million to $75 million**.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash consumption is calculated as the sum of GAAP net cash used by operating activities (estimated for 2024 to be up to $25 million) and GAAP net purchases of property and equipment (estimated for 2024 to be up to $50 million).

Test Volume Summary

Unit	Q4 2023	Q4 2022	FY 2023	FY 2022	Definition
Tests processed	626,800	559,700	2,496,100	2,066,500	Tests accessioned in our laboratory plus units processed outside of our laboratory
Tests accessioned	610,100	543,900	2,426,500	2,004,000	Test accessioned in our laboratory
Tests reported in our laboratory	604,200	504,500	2,323,400	1,861,000	Total tests reported in our laboratory less units reported outside of our laboratory
Tests reported	619,800	519,200	2,388,200	1,919,600	Total tests reported

About Natera

Natera™ is a global leader in cell-free DNA testing, dedicated to oncology, women’s health, and organ health. We aim to make personalized genetic testing and diagnostics part of the standard of care to protect health and enable earlier, more targeted interventions that help lead to longer, healthier lives. Natera’s tests are validated by more than 150 peer-reviewed publications that demonstrate high accuracy. Natera operates ISO 13485-certified and CAP-accredited laboratories certified under the Clinical Laboratory Improvement Amendments (CLIA) in Austin, Texas and San Carlos, California. For more information, visit www.natera.com.

Conference Call Information

Event:	Natera's Fourth Quarter and Full Year 2023 Financial Results Conference Call
Date:	Wednesday, February 28, 2024
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(888) 770-7321, Domestic
(929) 201-7107, International
Conference ID:	7684785

Webcast Link:	https://events.q4inc.com/attendee/656023681

Forward-Looking Statements

This press release contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts, including the company’s financial guidance for fiscal 2024, its market opportunity, anticipated products and launch schedules, reimbursement coverage and product costs, commercial and strategic partnerships and acquisitions, user experience, clinical trials and studies, and its strategies, goals and general business and market conditions, are forward-looking statements. Any forward-looking statements contained in this press release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving our financial projections and goals; we may be unable to further increase the use and adoption of our products through our direct sales efforts or through our laboratory partners; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate from period to period; our estimates of market opportunity and forecasts of market growth may prove to be inaccurate; we may be unable to compete successfully with existing or future products or services offered by our competitors; we may engage in acquisitions, dispositions or other strategic transactions that may not achieve our anticipated benefits and could otherwise disrupt our business, cause dilution to our stockholders or reduce our financial resources; we may not be successful in commercializing our cloud-based distribution model; our products may not perform as expected; the results of our clinical studies, including our SNP-based Microdeletion and Aneuploidy Registry, or SMART, Study, may not be compelling to professional societies or payors as supporting the use of our tests, particularly for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if either of our primary CLIA-certified laboratories becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; if we are unable to successfully scale our operations, our business could suffer; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand, obtain or maintain third-party payer coverage and reimbursement for our tests, and we may be required to refund reimbursements already received; third-party payers may withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors; if the FDA were to begin actively regulating our tests, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; litigation or other proceedings, resulting from either third party claims of intellectual property infringement or third party infringement of our technology, is costly, time- consuming and could limit our ability to commercialize our products or services; any inability to effectively protect our proprietary technology could harm our competitive position or our brand; and we cannot guarantee that we will be able to service and comply with our outstanding debt obligations or achieve our expectations regarding the conversion of our outstanding convertible notes.

Additional risks and uncertainties that could affect our financial results are included under the captions, "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our most recent filings on Forms 10-K and 10-Q and in other filings that we make with the SEC from time to time. These documents are available on our website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. Natera assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 510-826-2350

Media
Lesley Bogdanow, VP of Corporate Communications, Natera, Inc., pr@natera.com

Natera, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except shares)

	December 31,	December 31,
	2023	2022
		(1)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$642,095	$466,091
Short-term investments	236,882	432,301
Accounts receivable, net of allowance of $6,481 in 2023 and $3,830 in 2022	278,289	244,385
Inventory	40,759	35,406
Prepaid expenses and other current assets, net	60,524	33,634
Total current assets	1,258,549	1,211,817
Property and equipment, net	111,210	92,453
Operating lease right-of-use assets	56,537	71,874
Other assets	15,403	18,330
Total assets	$1,441,699	$1,394,474

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,998	$31,148
Accrued compensation	45,857	44,010
Other accrued liabilities	149,405	144,214
Deferred revenue, current portion	16,612	10,777
Short-term debt financing	80,402	80,350
Total current liabilities	307,274	310,499
Long-term debt financing	282,945	281,653
Deferred revenue, long-term portion	19,128	20,001
Operating lease liabilities, long-term portion	67,025	76,577
Total liabilities	676,372	688,730
Commitments and contingencies
Stockholders’ equity:
Common stock (2)	11	11
Additional paid in capital	3,145,837	2,664,730
Accumulated deficit	(2,377,436)	(1,942,635)
Accumulated other comprehensive loss	(3,085)	(16,362)
Total stockholders’ equity	765,327	705,744
Total liabilities and stockholders’ equity	$1,441,699	$1,394,474

(1)	The consolidated balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

(2)	As of December 31, 2023 and 2022, there were approximately 119,581,000 and 111,255,000 shares of common stock issued and outstanding, respectively.

Natera, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	Year ended December 31,
	2023	2022	2021
Revenues
Product revenues	$1,068,522	$797,307	$580,080
Licensing and other revenues	14,049	22,915	45,406
Total revenues	1,082,571	820,222	625,486
Cost and expenses
Cost of product revenues	588,564	453,632	315,195
Cost of licensing and other revenues	1,267	2,624	3,223
Research and development	320,678	316,415	264,208
Selling, general and administrative	618,307	588,591	511,034
Total cost and expenses	1,528,816	1,361,262	1,093,660
Loss from operations	(446,245)	(541,040)	(468,174)
Interest expense	(12,638)	(9,319)	(8,305)
Interest and other income, net	24,353	3,538	5,381
Loss before income taxes	(434,530)	(546,821)	(471,098)
Income tax expense	(271)	(978)	(618)
Net loss	$(434,801)	$(547,799)	$(471,716)
Unrealized gain (loss) on available-for-sale securities, net of tax	13,277	(14,075)	(6,546)
Comprehensive loss	$(421,524)	$(561,874)	$(478,262)

Net loss per share:
Basic and diluted	$(3.78)	$(5.57)	$(5.21)

Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic and diluted	114,997	98,408	90,558